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                                                                    EXHIBIT 99.1

For Immediate Release

CLECO CORPORATION ANNOUNCES SALE
OF UTILITECH SOLUTIONS ASSETS TO QUANTA SERVICES, INC.

PINEVILLE, La., April 2, 2001 -- Cleco Corporation (NYSE, PCX: CNL) today announced it has sold substantially all of the assets of its electric power contracting subsidiary, Utility Construction & Technology Solutions LLC (UtiliTech Solutions), to Quanta Services, Inc. (NYSE: PWR).

The sale to Houston, Texas-based Quanta Services closed March 31. Terms of the sale were not disclosed.

Cleco officials emphasized the sale is part of the company's effort to concentrate on its core midstream energy and wires operations. Cleco President and CEO David M. Eppler said, "We feel maintaining a focus on our primary businesses provides us the best opportunity for building shareholder value."

UtiliTech Solutions employs approximately 200 people in a seven-state region, and provides utility construction services in the distribution, transmission, and substation segments of the electric power industry.

Quanta President and CEO John Colson said, "This opportunity enables Quanta to expand our core business through strengthening and increasing our customer base in the geographic areas served by UtiliTech Solutions."

Cleco Corporation is a regional energy services company headquartered in Pineville, La. It operates a nonregulated midstream energy business that develops and operates power plants, and a regulated electric utility company that serves about 250,000 customers in Louisiana.

Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for telecommunications, cable television and electric power industries. The company's comprehensive services include designing, installing, repairing and maintaining network infrastructure. Quanta Services performs projects nationwide from principle offices in 40 states.